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                                                        EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-4 and related Prospectus of MSX International, Inc. for the registration of $100,000,000 of MSX International, Inc. 11 3/8% Senior Subordinated Notes due 2008 of our report dated March 31, 1998 on our audits of the combined financial statements of the Technical Services Group of Masco Tech, Inc. for the years ended December 31, 1995 and 1996 and on our audit of the consolidated financial statements of MSX International, Inc. for the fiscal year ended December 28, 1997. We also consent to the reference to our firm under the caption "Experts".

PricewaterhouseCoopers LLP

Detroit, Michigan
July 22, 1998